Exhibit 99.B(d)(104)

Form of

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Record Currency Management Limited

As of July 25, 2006, as amended,         , 2006

SEI Institutional Investments Trust

International Fixed Income Fund

International Equity Fund

World Equity Ex-US Fund

Enhanced Income Fund

Agreed and Accepted:

SEI Investments Management Corporation	Record Currency Management Limited

By:	By:

Name:	Name:

Title:	Title:

1

Form of

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Record Currency Management Limited

As of July 25, 2006, as amended,           , 2006

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

The compensation payable to the Sub-Adviser for its services hereunder to the Enhanced Income Fund, International Fixed Income Fund, International Equity Fund and World Equity Ex-US Fund shall be X.XX% of the value of the mandate size, such amount to be communicated to the Sub-Adviser by the Adviser in writing from time to time.

For purposes of this Schedule B, the Adviser will determine the “value of the mandate size” by reference to all of the portfolios of the SEI Funds managed by the Sub-Adviser on behalf of the Adviser. The fee for each of the Enhanced Income Fund, International Fixed Income Fund, International Equity Fund and World Equity Ex-US Fund will be its pro rata portion of the total fee calculated as set forth above.

Agreed and Accepted:

SEI Investments Management Corporation	Record Currency Management Limited

By:	By:

Name:	Name:

Title:	Title:

2